Exhibit 4.15

Execution version

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMIITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to License Agreement (“First Amendment”) is effective as of 8 April, 2014 (the “Effective Date”), by and between, YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD., of Hi Tech Park, Edmond J Safra Campus, Givat Ram, Jerusalem 91390 Israel, (“Yissum”) of the one part; and

TYRNOVO LTD., of 8 Abba Eban Ave. Herzliya Pituach 46723, Israel, (the “Company”), of the second part;

(each a “Party” and jointly, the “Parties”).

WHEREAS, Yissum and the Company signed a License Agreement dated 15 August 2013 (the “License Agreement”) pursuant and subject to the terms and conditions of which, Yissum granted the Company an exclusive worldwide license to make commercial use of the Licensed Technology in order to commercialize, exploit, develop, have developed, manufacture, have manufactured, market, import, export, distribute, offer to sell, or sell Products; and

WHEREAS, the Parties confirm that the first Condition Precedent (being receipt of NovoTyr Shareholders Approval) has been fulfilled and the Effective Date of the License Agreement is the date of signature thereof (i.e. 15 August 2013); and

WHEREAS, Yissum is a party, by virtue of an assignment to Yissum by NovoTyr Therapeutics Ltd., (“NovoTyr”), to: (i) a Material Transfer Agreement with The University of British Columbia (“UBC”) effective as of 27 November 2011, a copy of which is attached hereto as Annex A1 (the “UBC MTA”); (ii) a Material Transfer Agreement with The University of Texas M.D. Anderson Cancer Center (“MD Anderson”) effective as of 28 February 2011, as amended by an Amending Agreement effective as of 11 July 2011, a copy of which is attached hereto as Annex A2 (the “MD Anderson MTA”); (iii) a Material Transfer Agreement with The Regents of the University of Michigan (“UM”) effective as of 23 September 2009, a copy of which is attached hereto as Annex A3 (the “UM MTA”) and (iv) a Material Transfer Agreement with Hadassah Medical Organization (“HMO”) effective as of 1 January 2010, a copy of which is attached hereto as Annex A4 (the “HMO MTA”), pursuant to which each of UBC, MD Anderson, UM and HMO, respectively were provided certain materials as described in Annex B hereto (the “Research Materials”) for the purpose of conducting academic research as more fully described in the UBC MTA, the MD Anderson MTA, and the UM MTA respectively (together, the “U.S. MTAs”) and in the HMO MTA; and

WHEREAS, pursuant to a Material Transfer Agreement among Yissum, Dr. Ehud Cohen, a researcher at the Hebrew University of Jerusalem (“Dr. Cohen”) and NovoTyr, effective as of 1 January 2010 (the “Dr. Cohen MTA”), which was terminated by mutual agreement on 15 January 2014, Dr. Cohen conducted certain academic research at the Hebrew University of Jerusalem with respect to certain of the Research Materials and shall continue to conduct such academic research with respect to such materials as contemplated in Section 3.2 of the License Agreement; and

WHEREAS, pursuant to a Material Transfer Agreement among the Company, Bar Ilan Research and Development Company Ltd. (“BIRAD”) and Prof. Izhak Haviv, a researcher at Bar Ilan University (“Prof. Haviv”), effective as of 12 February 2014 (the “BIRAD MTA”), a copy of which is attached as Annex C, the Company shall provide BIRAD and Prof. Haviv with the Research Materials for the purpose of conducting certain services as more fully described in the BIRAD MTA and Yissum consented to the provision of the Research Materials to and use thereof by BIRAD and Prof. Haviv for the said purpose, all subject to the terms and conditions of the BIRAD MTA; and

WHEREAS, it is acknowledged that: (i) the Research Materials provided to UBC, MD Anderson, UM, HMO and Yissum by NovoTyr and to be provided to BIRAD and Prof. Haviv by the Company as aforesaid constitute Licensed Technology and/or fall within the scope of the License granted to the Company under the License Agreement; and (ii) other materials may be provided to UBC and/or MD Anderson under the U.S. MTAs and/or to BIRAD under the BIRAD MTA and/or Dr. Cohen may use other materials for academic research at the Hebrew University of Jerusalem which may constitute Licensed Technology and/or fall within the scope of the License as aforesaid, which shall be added to Annex B (such other materials, collectively, the “Other Materials”); and

WHEREAS, the Company agrees to the continued use of such materials pursuant to the U.S. MTAs and the the HMO MTA and further agrees to abide by the terms and conditions thereof said MTAs; and

WHEREAS, subject to the receipt of OCS Approval (as such term is defined in the License Agreement) and the written consent of UBC, MD Anderson, UM and HMO, respectively, the Parties agree that Yissum shall assign to the Company each of the U.S. MTAs and the HMO MTA (as applicable); and

WHEREAS, in view of the foregoing, the Parties wish to amend the License Agreement as set out below,

NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms in this First Amendment shall bear the meaning ascribed to such terms in the License Agreement unless the context otherwise requires.

2.	The Preamble and all Annexes hereto shall constitute an integral part hereof.

3.	The License granted under the License Agreement shall also apply to Yissum’s rights in the following, which shall be licensed to the Company “as is” and shall be included within the definition of Licensed Technology in the License Agreement:

(i) all data, inventions, information, findings and other results generated, discovered and/or arising from the use of the Research Materials and/or Other Materials provided to UBC, MD Anderson, UM, HMO which are owned by Yissum (collectively, the “NovoTyr MTA Results”) arising prior to the receipt of the OCS Approval, provided that in the case of Inventions (as defined in the MD Anderson MTA) directly relating to NT 157 and/or other materials and/or other Inventions which are jointly owned by Yissum and MD Anderson, the license granted to the Company shall be non-exclusive only; and

(ii) all Inventions (as defined in the BIRAD MTA) generated, discovered, reduced to practice and/or arising from Bar Ilan University’s and/or Prof. Haviv’s and/or Prof. Haviv’s research team’s use of the Research Materials (collectively, the “BIRAD Results”) arising prior to the receipt of the OCS Approval; and

(iii) all inventions, ideas, information, findings and/or other results from the use of the Research Materials under the Dr. Cohen MTA directly related to the Licensed Technology, which are generally described in Annex D hereto (collectively, the “Existing HUJI Results”); and

(iv) any inventions, ideas, information, findings or other results that are generated, discovered and/or arise from any future use of the Research Materials and/or Other Materials by Dr. Cohen for academic research at the Hebrew University of Jerusalem, and are directly related to the Licensed Technology, of which Yissum has been notified (collectively, the “Future HUJI Results”);

all subject to Section 4 below and subject to the rights that each of UBC, MD Anderson, UM, HMO and/or BIRAD has under each of the U.S. MTAs, the HMO MTA, and the BIRAD MTA respectively and to any restrictions contained therein.

4.	Without derogating from the foregoing, it is hereby agreed that:

all references to the Development Results in the License Agreement shall also refer to: (a) all BIRAD Results arising following the receipt of the OCS Approval; and

(b) all NovoTyr MTA Results arising following the receipt of the OCS Approval, subject to the assignment by Yissum to the Company of each of the U.S. MTAs and the HMO MTA with the written consent of UBC, MD Anderson, UM and HMO, respectively, as aforesaid.

In the event that any of the U.S. MTAs and/or the HMO MTA are not assigned to the Company for any reason, all NovoTyr MTA Results arising under the relevant U.S. MTA(s) and/or the HMO MTA (which is not assigned as aforesaid) following the receipt of the OCS Approval shall be included within the License and, therefore, within the definition of Licensed Technology in the License Agreement.

5.	Without derogating from the indemnification obligations of the Company pursuant to Section 14.3 of the License Agreement, the Company undertakes to compensate, indemnify, defend and hold harmless the Indemnitees (as defined in Section 14.3) against any claim, investigation or liability including, without limitation, product liability, damage, loss, costs and expenses, including legal costs, attorneys’ fees and litigation expenses, incurred by or imposed upon the Indemnitees directly or indirectly arising from or in connection with any or all of the U.S. MTAs and/or the HMO MTA and/or the use, development, manufacture, marketing, sale or sublicensing by the Company, any Affiliate or any Sublicensee of any the NovoTyr MTA Results, the BIRAD Results, the Existing HUJI Results and the Future HUJI Results.

6.	This First Amendment shall be read together with the License Agreement, and save for the changes contained herein, all the terms and conditions contained in the License Agreement remain unchanged, and in full force and effect.

7.	This First Amendment together with the License Agreement (as amended hereby) constitute the entire agreement between the Parties in respect of the subject matter hereof, and supersede all prior agreements or understandings between the Parties relating to the subject matter hereof, and this First Amendment may be amended only by a written document signed by the authorized representatives of both Parties.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed effective as of the date first above written.

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM LTD.		TYRNOVO LTD.

Signature:	/s/ Yaacov Michlin	Signature:	/s/ Trynovo Ltd.
Name:	Yaacov Michlin	Name:	Gil Pogozelich
Title:	CEO	Title:	Chairman
Date:		Date:	May 29, 2014

Signature:	/s/ Ariela Merkel
Name:	Ariela Markel
Title:	VP Licensing, Biothecnology

I the undersigned, Dr. Ehud Cohen, have reviewed, am familiar with and agree to all of the above terms and conditions. I hereby undertake to cooperate fully with Yissum in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

/s/
Dr. Ehud Cohen	Date signed

Annexes:

Annex A1 – the UBC MTA

Annex A2 – the MD Anderson MTA

Annex A3 – the UM MTA

Annex A4 – the HMO MTA

Annex B – the Research Materials

Annex C – the BIRAD MTA

Annex D – the Existing HUJI Results

Annex A

Attached: Annexes A(1); A(2); A(3) and A(4)

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (this “Agreement”), effective as of 27 November, 2011, is made and entered into by and between NovoTyr Therapeutics Ltd., a company duly incorporated under the laws of Israel, of P.O.B. 408, Kiryat Shmona 11013, Israel (“the Company”), and The University of British Columbia, a non-profit state related organization operating under the University Act of British Columbia, CANADA of 103-6190 Agronomy Road, Vancouver, British Columbia, Canada (“Recipient Institution”), at which Prof. Dr. Michael Cox, is a researcher (“the Scientist”) (together, Recipient Institution and the Scientist will be known as the “Recipient”).

WHEREAS, the Company, the Recipient and the Scientist wish the Recipient and the Scientist to receive one or more samples of the Company’s proprietary materials (such Company materials and any derivatives and modifications thereof, hereinafter, collectively, “the Materials”) and confidential information relating to the Materials of the Company, its business or technology (the “Confidential Information”) for the sole purpose of conducting academic research and testing with respect thereto (“the Purpose”).

NOW THEREFORE, the parties hereby agree as follows:

1.	The Company shall supply certain Materials to Recipient for use by the Scientist as aforesaid in the Preamble hereto and may disclose Confidential Information to Recipient in relation thereto. All Confidential Information must be clearly identified in writing as “Confidential” either at the time of disclosure or within thirty (30) days thereafter.

2.	Recipient may use the Materials and the Confidential Information solely for the Purpose. Recipient shall not use the Materials, the Confidential Information or any substance that is replicated or derived therefrom for any commercial or profit-generating purpose, or in the conduct of research that is subject to consulting, licensing or other similar legal or commercial obligations to another institution, corporation, or business entity.

3.	Recipient shall use the Material only at Recipient Institution and only in the Scientist’s laboratory under the direction of the Scientist or of others working under his direct supervision. Recipient shall not transfer the Material to any other person (including, any other person within Recipient Institution) without the Company’s prior written consent, and shall prohibit access thereto by unauthorized third parties. Recipient shall, and shall cause the Scientist to store and use the Materials and any written copies of Confidential Information in a safe place and in a safe manner.

4.	Recipient represents to the Company that: (i) Recipient and the Scientist are regularly engaged in conducting laboratory studies and have all the required authorizations, approvals, registrations, licenses, and permits and are entitled to perform such experimental work at the Scientist’s laboratory at Recipient Institution; (ii) Recipient is entitled under all applicable laws, rules and regulations to use the Materials according to this Agreement; (iii) Recipient has adequate training and facilities to study the Materials according to this Agreement and the Scientist will directly supervise the use thereof hereunder.

Recipient undertakes that (a) Recipient Institution shall, and shall cause the Scientist to use the Materials in accordance with all applicable laws and regulations and in accordance with all applicable guidelines and ethical principles; and (ii) Recipient shall use the Materials under suitable containment conditions and the Materials will under no circumstances be administered to humans.

5.	Recipient confirms to the best of its knowledge (after making due enquiry) to the Company that it is not a party to any agreement with a third party: (i) that would be in conflict with the obligations undertaken by Recipient under this Agreement; (ii) that would prevent Recipient from carrying on research with the Materials; or (iii) that would be in conflict with the rights of the Company under this Agreement.

6.	The Materials and the Confidential Information will be held strictly confidential and Recipient shall treat and/or protect the Material and the Confidential Information with the same degree of care that it maintains and protects the confidential information of Recipient, but in any event, no less than a reasonable degree of care. Recipient shall not disclose the Materials and the Confidential Information to any third party, unless published in accordance to section 11; or unless such disclosure is required by law or court order, in which case, the Company will be promptly informed thereof by Recipient Institution or the Scientist (as the case may be) so that the Company may seek a protective order or other remedy. In any event, Recipient shall disclose only that portion of the Confidential Information that is legally required to be disclosed. Notwithstanding the aforegoing, the Confidential Information shall not include any information in respect of which it can be shown by written evidence that: (i) at the time of first disclosure, the information was already in the possession of Recipient Institution or the Scientist; or (ii) the information is in the public domain at the time of disclosure or becomes part of the public domain thereafter without Recipient Institution or the Scientist or other scientists or employees of Recipient Institution being responsible therefor; (iii) the information has been received on a non-confidential basis from a third party that is not bound by a confidentiality obligation; or (iv) is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Company’s Confidential Information as evidenced by the Recipient’s written records.

7.	The Materials and the Confidential Information are and shall remain the exclusive property of the Company and, upon termination of this Agreement or otherwise at the Company’s request, Recipient shall, in accordance with the Company’s instructions, either return to the Company or dispose of in accordance with the applicable laws and regulations, all Materials and written Confidential Information, and any copies and derivatives thereof.

8.	The Company shall own all right, title and interest in and to: (i) any, inventions, techniques, compositions, compounds, substances, formulations, improvements, applications, information, and findings relating to the Materials that are generated, discovered, reduced to practice and/or arise from Recipient’s use of the Materials (collectively, “Inventions”); and (ii) all patents, copyrights, know-how trademarks and other intellectual property in and/or covering the Inventions. All Inventions shall be promptly disclosed to the Company and upon the Company’s request, Recipient shall execute and deliver to the Company any document or instrument (including, deeds of assignment) and shall take all further acts reasonably required to transfer and/or assign all right, title and interest in and to the Inventions to the Company. Without derogating from the aforegoing, in the event that any Invention is generated, discovered or reduced to practice by the Scientist and/or any other scientist or employee of Recipient Institution as aforesaid, the Company agrees to name the Scientist and/or such other scientist or employee as inventors of such Invention in any patent application filed in respect thereof. For the purpose of this Agreement, the Inventions shall be deemed to be “Confidential Information”, all without derogating from the right of Recipient to publish the results of the Purpose subject to and in accordance with the provisions of section 11 below. Notwithstanding anything to the contrary in this Agreement, the Company hereby grants to Recipient a non-exclusive license to all Inventions for research and scholarly purposes exclusively.

9.	Except as otherwise expressly provided in this Agreement (for the Purpose), nothing contained in this Agreement shall be construed as granting Recipient Institution or the Scientist any ownership, license or other rights, express or implied, in or to any of the Materials, or Confidential Information or in or to any patents, trademarks or other intellectual property rights relating to the Materials and/or the Inventions.

10.	Recipient shall keep the Company informed with regard to the use of the Materials hereunder and shall provide the Company, at Company’s written request and upon completion or termination of this Agreement, with a written copy of all data generated therefrom. The data may be used by the Company for its internal evaluation. Notwithstanding the aforegoing, Recipient grants to the Company full access to any primary data relating to the Materials as well as the right to include the data in any patent applications and regulatory filings and in any Publication as defined in section 11 below.

11.	In the event Recipient wishes to publish results of the Purpose, in scientific journals, manuscripts or at scientific meetings (each, a “Publication”), the release or publication of any such Publication shall be subject to the prior review of the Company. Each Publication will adequately acknowledge and appropriately reflect the contribution of the researchers and/or employees of each of the Company and Recipient and/or the source of the information included therein, in accordance with customary scientific practice. Recipient shall provide the Company with a copy of the contemplated Publication at least 45 (forty-five) calendar days prior to submission thereof for publication or presentation at scientific meetings (“Review Period”). The Company shall have the right to: (i) provide comments to the proposed Publication which comments shall be discussed by the Recipient Institution and/or the Scientist (as the case may be) and the Company in good faith and in a timely manner and be incorporated into the Publication accordingly, provided that the Scientist shall have final authority to determine the scope and content of any publication; or (ii) to object thereto because it contains Confidential Information or any patentable subject matter for which patent protection should be sought (prior to publication). Upon the Company’s written request such Confidential Information shall be deleted from such publication, provided that such deletion does not alter the integrity of results, and that Recipient is allowed to publish the results of the Purpose, subject to the terms of this section 11. In the event that any patentable subject matter is identified by Company within the Review Period, Recipient shall delay publication for a maximum of 90 (ninety) additional days to allow the Company an opportunity to file the required patent applications.

12.	The Materials are provided to Recipient without any warranties, whether express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose. Without derogating from the aforegoing, the Company makes no representation or warranty, express or implied, that use of the Materials will not infringe any patent or other proprietary rights of a third party.

RECIPIENT MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA, INVENTIONS OR OTHER RESULTS ARISING FROM THE PURPOSE OR WITH RESPECT TO ANY CONFIDENTIAL INFORMATION IT MAY DISCLOSE TO THE COMPANY. RECIPIENT SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF NON-INFRINGEMENT OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND WILL IN NO EVENT BE LIABLE FOR ANY LOSS, WHETHER DIRECT, CONSEQUENTIAL, INCIDENTAL, OR SPECIAL OR OTHER SIMILAR OR LIKE DAMAGES ARISING FROM ANY DEFECT, ERROR OR FAILURE TO PERFORM, EVEN IF RECIPIENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE COMPANY ACKNOWLEDGES THAT THE PURPOSE IS OF AN EXPERIMENTAL AND EXPLORATORY NATURE, THAT NO PARTICULAR RESULTS CAN BE GUARANTEED, AND THAT IT HAS BEEN ADVISED BY RECIPIENT TO UNDERTAKE ITS OWN DUE DILIGENCE WITH RESPECT TO ALL MATTERS ARISING FROM THIS AGREEMENT.

The conduct of any testing or research by Recipient Institution (or the Scientist or any other scientists or employees of Recipient Institution) with respect to the Materials shall be its sole risk and responsibility and the Company will not be liable for any consequences thereof. The Materials are to be used and handled with caution and prudence in any experimental work, since not all characteristics of the Materials are necessarily known. The Company and the directors, officers, employees, agents and consultants of the Company shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) that directly or indirectly arise out of or result from the use, application, storage or disposal of the Materials and/or Confidential Information by Recipient Institution, the Scientist or any other scientists or employees of Recipient Institution (hereinafter, collectively, “Liabilities”), except to the extent that such Liabilities are finally proven to have resulted directly from the Company’s gross negligence or willful misconduct. The Company hereby indemnifies, holds harmless and defends the Recipient, its Board of Governors, directors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all reasonable legal fees and disbursements incurred) arising out of the use by the Company of any Inventions, or any data or other results arising from the Purpose including, any damages or losses arising from or out of same, howsoever the same may arise, except for claims arising out of gross negligence or willful misconduct by Recipient’s researchers.

13.	Since a breach by Recipient of any of the undertakings contained herein may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, the Company shall be entitled, upon appropriate proof, to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

14.

14.1.	Without derogating from the parties’ rights hereunder or by law to any other or additional relief, it is agreed that the Company may terminate this Agreement at any time by serving a written notice to such effect on Recipient.

14.2.	The termination of this Agreement for any reason shall not relieve a party of any of its respective obligations which shall have accrued prior to such termination.

14.3.	The provisions of sections 6-9 (inclusive), 11-14 (inclusive) and section 21 shall survive any termination of this Agreement.

15.	The Preamble and Schedules hereto form an integral part of this Agreement. In this Agreement “including”, “includes” means including, without limiting the generality of any description preceding such terms.

16.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the parties hereto.

17.	In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

18.	Neither party shall be entitled to assign this Agreement or any or all of its rights, or obligations under this Agreement or arising therefrom, without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall be entitled to assign this Agreement to a third party that acquires all of the business to which the Purpose relates, provided that written notice thereof is given to Recipient Institution and the assignee agrees to be bound by all the terms and conditions of this Agreement as though such assignee had been a party in the first instance.

19.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

20.	The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

21.	Any notice or other communication required to be given by the parties under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when actually delivered; or (b) if sent by facsimile, the next business day after receipt of confirmation or transmission, or (c) 14 (fourteen) days after being mailed by registered or certified mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted to the respective addresses set forth below, or such other address or addresses as is subsequently specified in writing pursuant to this section 21):

If to the Company:

Novotyr Therapeutics Ltd.

P.O.B. 408

Kiryat Shmona 11013

Israel

Attention: CEO

Facsimile:+972-4-681-8806

With a copy to:

Adv. Yael Baratz

Baratz & Co.

1 Azrieli Center, Round Tower

18th floor, Tel-Aviv 67021, Israel

Facsimile: +972-3-6960986

If to Recipient and the Scientist:

University-Industry Liaison Office

The University of British Columbia

103-6190 Agronomy Road, Vancouver, British Columbia V6T 1Z3, CANADA

Attention: Dr. Mario A Kasapi, Associate Director, SRG

Facsimile: 604-822-8589

With a copy to Scientist:

Michael E. Cox

Associate Professor, Dept, of Urologic Sciences

The University of British Columbia

The Vancouver Prostate Centre

2660 Oak St. Jack Bell Research Centre

Vancouver, BC Canada V6H 3Z6

Fax 604-875-5654

22.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

23.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

24.	The parties hereto acknowledge that the Scientist is a member of the Board of Directors of the Company.

[Signature page follows]

[Signature page of Material Transfer Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set out below.

NovoTyr Therapeutics Ltd.		The University of British Columbia

Signature:	/s/ Hadas Reuveni	Signature:	/s/ Mario A. Kasapi
Name:	Hadas Reuveni	Name:	Mario A. Kasapi
Title:	CEO	Title:	Associate Director
Date:	Dec. 27, 2011	Date:	Dec. 5, 2011

Read and Acknowledged by the Scientist

Prof. Michael E. Cox

Signature:	/s/ Prof. Michael E. Cox
Date:	Dec. 6, 2011

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (this “Agreement”), effective as of February 28, 2011, is made and entered into by and between NovoTyr Therapeutics Ltd., a company duly incorporated under the laws of Israel, of P.O.B. 408, Kiryat Shmona 11013, Israel (the “Company”), and The University of Texas M. D. Anderson Cancer Center (the “Recipient”) a member institution of The University of Texas System. The Company and Recipient are referred to individually as “Party”, or collectively as the “Parties”.

WHEREAS, the Company and the Recipient wish the Recipient to receive one or more samples of the Company’s proprietary materials, NT 157 and other materials provided by the Company to Recipient under this Agreement, such Company materials and any derivatives and progeny thereof, hereinafter, collectively, (the “Materials”) and confidential information of the Company relating to the Materials, its business or technology provided to Recipient (the “Confidential Information”) for the purpose of conducting academic research relating to NT 157 and as further described in Exhibit A (the “Purpose”). The research will be conducted by Recipient under the supervision of Dr. Menashe Bar Eli, Ph.D. (the “Scientist”).

NOW THEREFORE, the Parties hereby agree as follows:

1.	The Company shall supply certain Materials to Recipient as aforesaid in the Preamble hereto and may disclose Confidential Information to Recipient and/or the Scientist in relation thereto.

2.	The Recipient may use the Materials and the Confidential Information solely for the Purpose. The Parties agree to negotiate in good faith any proposed modifications to the Purpose, as described in Exhibit A, during the term of this Agreement, if any such modifications are requested by either Party. Without the Company’s prior written consent and subject to Recipient’s rights in inventions as set forth in Section 8 hereunder, neither Recipient nor the Scientist shall use the Materials or the Confidential Information or any substance that is replicated therefrom for any commercial or profit-generating purpose, or in the conduct of research that is subject to consulting, licensing or other similar legal or commercial obligations to another institution, corporation, or business entity, except for any rights retained by the United States Government under applicable laws and regulations to the extent that any agency of the United States funds the research.

3.	Recipient shall use the Material only at Recipient’s organization and only in the Scientist’s laboratory under the direction of the Scientist or of others working under his direct supervision. Recipient shall not transfer the Material to any other person (including, any other person within Recipient’s organization) without the Company’s prior written consent, and shall use reasonable efforts to prohibit access thereto by unauthorized third parties. Recipient shall store and use the Materials and any written copies of Confidential Information in a safe place and in a safe manner.

4.	Recipient represents to the Company that: (i) Recipient and the Scientist are regularly engaged in conducting laboratory studies and have all the required authorizations, approvals, registrations, licenses, and permits and are entitled to perform such experimental work in vitro and/or in vivo at the Scientist’s laboratory in Recipient’s organization. Recipient and the Scientist are entitled under all applicable laws, rules and regulations to perform the said research. Recipient and the Scientist have adequate training and facilities to study the Materials and will directly supervise the said research; (ii) Recipient and the Scientist shall use the Materials in accordance with all applicable laws and regulations and in accordance with all applicable guidelines and ethical principles; (iii) Recipient and the Scientist shall use the Materials solely for in vitro and in vivo investigations under suitable containment conditions and the Materials will not under any circumstances be administered to humans.

5.	Recipient further represents to the Company that, to the best of its knowledge, after making reasonable inquiry with respect thereto, Recipient is not a party to any agreement with a third party: (i) that would be in conflict with the obligations undertaken by Recipient under this Agreement; (ii) that would prevent Recipient from carrying on research and development activities and studies with the Materials; or (iii) that would be in conflict with the rights of the Company under this Agreement.

6.	The Materials and the Confidential Information will be held confidential and Recipient shall treat and/or protect the Material and the Confidential Information with the same degree of care that it maintains and protect the confidential information of Recipient of a similar nature, but in any event, no less than a reasonable degree of care. Neither Recipient nor the Scientist shall disclose the Materials (subject to Recipient’s right to publish in accordance with Section 11 hereunder) and the Confidential Information to any third party, except for members of the Recipient’s scientific or institutional review boards, provided, however, that such persons are obligated to maintain the confidentiality of such information consistent with the terms of this Agreement, unless such disclosure is required by law, regulation or court order, in which case, the Company will be promptly informed thereof by Recipient or the Scientist (as the case may be), to the extent reasonably possible, so that the Company may seek a protective order or other remedy. In any event, Recipient and the Scientist shall disclose only that portion of the Confidential Information that is legally required to be disclosed. Notwithstanding the aforegoing, the Confidential Information shall not include any information in respect of which it can be shown by written evidence that: (i) at the time of first disclosure, the information was already in the possession of Recipient or the Scientist; or (ii) the information is in the public domain at the time of disclosure or becomes part of the public domain thereafter through no wrongful act of, or breach of these confidential obligations by Recipient or the Scientist; or (iii) the information has been received on a non-confidential basis from a third party that is not bound by a confidentiality obligation; or (iv) is independently developed by Recipient or the Scientist without use of the Confidential Information.

7.	The Materials and the Confidential Information are and shall remain the exclusive property of the Company and, upon termination of this Agreement or otherwise at the Company’s request, Recipient shall, in accordance with the Company’s instructions, either return to the Company or dispose of in accordance with the applicable laws and regulations, all unused Materials and written Confidential Information, and any copies and derivatives thereof, except that Recipient may retain and maintain copies of Confidential Information for purposes of observing compliance with this Agreement, for regulatory compliance purposes, for purposes of publishing research in accordance with Section 11, and for its own internal research and academic purposes. Recipient’s confidentiality obligations with respect to the Confidential information shall survive for a period of five (5) years following termination or expiration of this Agreement.

8.	Recipient will promptly disclose to the Company any ideas, inventions, techniques, compositions, compounds, substances, formulations, improvements, and applications conceived of and reduced to practice during the conduct of the Purpose and/or arising from the performance of the Purpose and/or using the Materials (“Inventions”) after notification of any such Inventions is received by Recipient’s Office of Technology Commercialization. Inventions directly related to NT 157 and/or other Materials shall be owned jointly by Recipient and Company. Ownership of all other Inventions (“Other Inventions”) will be determined by inventorship which will be determined in accordance with applicable patent laws. In the case of any non-patentable ideas, inventions, techniques, compositions, compounds, substances, formulations, improvements, and applications, inventorship will be determined under such principles by treating the aforegoing as if they were patentable.

Recipient hereby grants Company a worldwide, non-exclusive, royalty-free license with the right to sublicense, to any Inventions in which Recipient has an ownership interest. In addition, Recipient, consistent with the Recipient’s patent policy, hereby offers to Company the first option to negotiate an exclusive worldwide, transferable, sublicensable and perpetual license for Recipient’s rights in Inventions. Company may exercise its option by submitting a written request to Recipient at any time within three (3) months following the disclosure of the Invention to Company (such period, the “Option Term”). If Company timely exercises its option and notifies Recipient of its desire to enter into a license agreement, the Parties will negotiate, in good faith, a license agreement within a period not to exceed three (3) months from Company’s notification to Recipient of its desire to enter into a license agreement, or such other period of time to which the Parties mutually agree. Company shall be responsible for (in consultation with Recipient) and shall finance the patent activities, provided that if Company decides that it does not wish to file any patent application, or to continue to prosecute any patent application and/or maintain any patent in any country, Company shall notify Recipient thereof in writing and Recipient shall be entitled (but not be obligated) to do so at its expense, without derogating from any rights of Company as provided herein. The consideration payable in respect of such license shall be mutually agreed by the Parties and shall be commercially reasonable, to be negotiated in good faith. However, if the Parties are engaged in meaningful negotiations, the aforementioned time periods shall be extended by the Parties by such period as may reasonably be requested by either of the Parties. Any dispute between the Parties relating to any of the terms of the license (except, for the removal of doubt, any of the terms specifically agreed by the Parties in this Section 8) shall be referred to a senior executive at Recipient and the chief executive officer of Company in order to reach an amicable solution regarding such dispute, at the written request of either of the Parties. Should an amicable solution not be achieved by the forementioned representatives, within thirty (30) days after referral as aforesaid, such dispute shall be submitted to the Texas Attorney General for determination, whose decision shall be final and binding upon the Parties. If Company fails to exercise its option with respect to an Invention within the applicable Option Term or if Recipient and Company are unable to agree upon the terms of a license during the good faith negotiations and the Parties agree in writing not to continue the negotiation process and/or to refer such dispute to the forementioned representatives or to the Texas Attorney General for determination as provided above, Company’s right to obtain a license hereunder will cease. However, if Company does not obtain an exclusive license to any Invention, then in accordance with applicable law, Recipient shall be entitled to grant an equivalent non-exclusive, royalty-free license to such Invention to any person requesting a license to such Invention.

Company owns and will continue to own any existing ideas, inventions, techniques, compositions, compounds, substances, formulations, improvements, applications, information, findings and other results of whatsoever nature relating to NT 157. Recipient does not claim any rights to any Company owned patent applications, patents, trademarks and any other intellectual property or any new intellectual property generated by Company under this Agreement (collectively, “Company’s Existing IP”).

Except as otherwise expressly provided in this Agreement (for the Purpose), nothing contained in this Agreement shall be construed as granting Recipient or the Scientist any ownership, license or other rights, express or implied, in or to any of the Materials, Confidential Information or to any patents, trademarks or other intellectual property rights owned by the Company.

9.	Recipient shall keep the Company informed with regard to the use of the Materials hereunder and shall provide the Company, at regular intervals and promptly upon completion or termination of this Agreement, with a written copy of all data and findings generated therefrom (the “Results”) in confidence. Company shall own all Results, subject to Recipient’s right to publish such Results pursuant to Section 11 and to use such Results for its own internal research and academic purposes before publication, and for any purpose after publication. All non-patentable Results that merely confirm or validate the Company’s Existing IP and/or results generated by the Company (“Non-Patentable Results”) may be used and/or disclosed by the Company without restriction. Subject to Section 11, the Company shall keep all other Results (i.e. excluding Non-Patentable Results) confidential until the earlier of (i) publication or other public presentation of such Results pursuant to Section 11, (ii) filing and publishing of a patent application in respect thereof, or (iii) twelve (12) months after the conclusion of the Research, whereafter, subject to Recipient’s publication rights, such Results may be used by the Company without restriction.

10.

10.1.	In the event either Party wishes to publish information relating to any Inventions or Results, in scientific journals, manuscripts or at scientific meetings (each, a “Publication”), the release or publication of any such Publication shall be subject to the provisions of this Section 10 below.

10.2.	Each Publication will adequately acknowledge and appropriately reflect the contribution of the researchers and/or employees of each of the Company and Recipient and/or the source of the information included therein, in accordance with customary scientific practice.

10.3.	The Parties acknowledge that the Research is collaborative, and that an independent, joint publication is anticipated to be authored by Dr. Alex Levitzki of the Hebrew University of Jerusalem (“Dr. Levitzki”) and the Scientist and the timing and contents of the publication will be determined by the mutual agreement of Dr Levitzki and the Scientist, subject to the provisions of Section 10.5 below.

10.4.	Therefore, the Parties agree not to independently publish the Results and/or Inventions before a joint publication as aforesaid; provided, however, that if no joint publication has been submitted for publication after twelve (12) months from the completion of the Research, the Parties reserve the right to independently publish the Results and/or Inventions, with due regard to the protection of the other Party’s confidential information and subject to the provisions of Section 10.5 below.

Notwithstanding the foregoing, the Party wishing to publish shall provide the other Party with a copy of the contemplated Publication at least forty-five (45) days prior to submission thereof for publication or presentation at scientific meetings (“Review Period”) and the other Party shall have the right to review and comment upon the publication in order to protect the providing Party’s confidential information, it being agreed that such comments shall be reasonably considered for inclusion in the Publication and that any confidential information of the providing Party (other than any Results or Inventions) shall be deleted from such publication, at such Party’s request. Upon request, the publication will be delayed up to ninety (90) additional days to enable the providing Party to secure adequate intellectual property protection of property of providing Party that would be affected by said publication.

11.	The Materials are provided to Recipient without any warranties, whether express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose. Without derogating from the aforegoing, the Company makes no representation or warranty, express or implied, that use of the Materials will not infringe any patent or other proprietary rights of a third party. Notwithstanding the foregoing, the Company represents that to the best of its knowledge, the Company has not received any written notice of any claims that the use of the Material infringes any patent, patent application, trade secret, or other property or proprietary rights of any third party.

12.	The conduct of any research by Recipient (or the Scientist or any other scientists or employees of Recipient) with respect to the Materials shall be its sole risk and responsibility and the Company will not be liable for any consequences thereof. The Materials are to be used and handled with caution and prudence in any experimental work, since not all characteristics of the Materials are necessarily known. The Company and the directors, officers, employees, agents and consultants of the Company (hereinafter, collectively, “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) that directly or indirectly arise out of or result from the use, application, storage or disposal of the Materials and/or Confidential Information by Recipient, the Scientist or any other scientists or employees of Recipient (hereinafter, collectively, “Liabilities”), except to the extent that such Liabilities are finally held by a court of competent jurisdiction have resulted directly from the negligence or willful misconduct of the Company and the directors, officers, employees, agents and consultants of the Company. In the event that any of the Indemnitees should suffer any Liabilities as aforesaid or shall be requested to pay any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid, then to the extent authorized by the Constitution and laws of the State of Texas, Recipient shall indemnify and hold harmless such Indemnitees from and against such Liabilities, except to the extent that such Liabilities are finally held by a court of competent jurisdiction to have resulted directly from the negligence or willful misconduct of the Company and the directors, officers, employees, agents and consultants of the Company, as aforesaid.

13.	Since a breach by Recipient of any of the undertakings contained herein may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, subject to the laws of the State of Texas, the Company shall be entitled, upon appropriate proof, to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

14.

14.1.	Without derogating from the Parties’ rights hereunder or by law to any other or additional relief, it is agreed that the either Party may terminate this Agreement at any time by serving a written notice to such effect on the other Party.

14.2.	The termination of this Agreement for any reason shall not relieve a Party of any of its respective obligations which shall have accrued prior to such termination.

14.3.	The provisions of Sections 6 to 9 (inclusive), 11-14 (inclusive) and Sections 20 and 21 shall survive any termination of this Agreement.

15.	The Preamble and Exhibits hereto form an integral part of this Agreement. In this Agreement “including”, “includes” means including, without limiting the generality of any description preceding such terms.

16.	This Agreement constitutes the entire agreement between the Parties in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the Parties.

17.	Neither Party shall be entitled to assign this Agreement or any or all of its rights, or obligations under this Agreement or arising therefrom, without the prior written consent of the other Party. Notwithstanding the foregoing, the Company shall be entitled to assign this Agreement to a third party that acquires all of the business to which the Purpose relates with written notice provided to Recipient.

18.	No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by another Party hereto shall constitute a waiver of the former Party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

19.	The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

20.	This Agreement shall be governed in all respects by the laws of Texas, without giving effect to its principles of conflicts of law that direct that the laws of another jurisdiction apply.

21.	Any notice or other communication required to be given by the Parties under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when actually delivered; or (b) if sent by facsimile, the next business day after receipt of confirmation of transmission, or (c) 7 (seven) days after being mailed by registered or certified mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted to the respective addresses set forth below, or such other address or addresses as is subsequently specified in writing pursuant to this Section 21):

If to the Company:

P.O.B. 408

Kiryat Shmona 11013

Israel

Attention: CEO

Facsimile: Fax: +972-4-681-8806

With a copy to: (which shall not constitute the grant of notice hereunder)

Adv. Yael Baratz; and/or Adv. Marcella Druck Eytan

Baratz & Co.

1 Azrieli Center, Round Tower

18th floor, Tel-Aviv 67021, Israel

Facsimile: +972-3-6960986

If to Recipient and the Scientist:

i.	Notice should be given to:

The University of Texas

M. D. Anderson Cancer Center

1020 Holcombe Boulevard

Legal Services, Suite 1550

Attn: Chief Legal Officer

Houston, TX 77030

Phone: (713) 745-6633; Facsimile: (713) 745-6029

ii.	A copy of the notice should be given to:

The University of Texas

M. D. Anderson Cancer Center

1100 Holcombe Boulevard, Suite FCT8.5038

Office of Research Administration

Attn: Executive Director, Research Administration

Houston, TX 77030

Phone: (713) 792-3220; Facsimile: (713) 794-4535

iii.	A copy of the notice may be given to the Scientist.

22.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile or electronic mail in pdf format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

23.	Notwithstanding any other provision of this Agreement, it is understood that the Parties are subject to, and shall comply with, United States laws, regulations, and governmental requirements and restrictions controlling the export of technology, technical data, computer software, laboratory prototypes, and other commodities, information and items, including without limitation, the Arms Export Control Act, the Export Administration Act of 1979, relevant executive orders, and United States Treasury Department embargo and sanctions regulations, all as amended from time to time (“Restrictions”) and that the Parties’ obligations hereunder are contingent on compliance with applicable Restrictions.

24.	English is the official language of this Agreement. Accordingly, all notices, documents and communications relating to the Agreement, and all dispute resolution proceedings arising under this Agreement must be, in their entirety, in English.

25.	Recipient is an agency of the State of Texas and under the constitution and laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement as they pertain to Recipient are enforceable only to the extent authorized by the constitution and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of Recipient to agree to such provision, then that provision will not be enforceable against Recipient or the State of Texas.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set out below.

NovoTyr Therapeutics Ltd.		The University of Texas M. D.

Signature:	/s/ Ofer Edelman	Anderson Cancer Center
Name:	Ofer Edelman	Accepted and Agreed:
Title:	CFO

Signature:	/s/ Hadas Reuveni	Signature:	/s/ Wesley Harrott
Name:	Hadas reuveni	Name:	Wesley Harrott
Title:	CEO	Title:	Executive Director, ResearchAdministration
Date:	June 19, 2011	Date:	June 16, 2011

Read and Understood:

Menashe Bar Eli, Ph.D.

Signature:	/s/ Menashe Bar Eli, Ph.D.
Date:	June 15, 2011

EXHIBIT A

Research Plan of Menashe Bar Eli and Alexander Levitzki

Based on NovoTyr’s results showing efficacy of NT157 in both SC and metastatic models of human melanoma A375 in nude mice, and synergic effect of NT157 with both Dacarbazine, an approved drug for melanoma, and B-Raf inhibitors, MDA will examine in its models:

I.	The inhibitory activity of NT157 in two in-vivo models of human melanoma in mice:

-	Metastasis in lungs following iv injection of human melanoma cells

-	Growth of sc xenograft tumors and IHC of the tumors following cease of treatment. IHC staining will be performed for p-IGFR1, p-IRS1, p-STAT3 and CD31.

II.	The combined effect of NT157 and Plexxicon B-Raf inhibitors in-tissue culture and in animal models. To that end, melanoma cell lines with and without B-RAF V600E mutation will be utilized.

III.	The inhibitory activity of NT157 on cell lines in which B-Raf is mutated and cell lines derived from Plexxicon 4032 resistant patients [****]. Five human melanoma cell lines harboring V600E mutation and selected to be resistant to PLX-4032 will be used for these studies.

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (this “Agreement”), effective as of September 23, 2009, is made and entered into by and between NovoTyr Therapeutics Ltd., a company duly incorporated under the laws of Israel, of P.O.B. 408, Kiryat Shmona 11013, Israel (“the Company”), the Regents of the University of Michigan, a non-profit state related organization of Ann Arbor, MI 48109, Michigan, USA (“Recipient”), on behalf of their employee, Dr. Luke Peterson, a researcher at the Recipient (“the Scientist”).

WHEREAS, the Company and Recipient wish the Recipient to receive one or more samples of the Company’s proprietary materials (such Company materials and any derivatives and modifications thereof, hereinafter, collectively, “the Materials”) and certain proprietary and confidential information regarding the Company, its business or technology disclosed in written, or tangible form or, if disclosed orally or in non-tangible form, is confirmed in writing within twenty (20) working days of disclosure (the “Confidential Information”), it being agreed, however, that any information regarding the Materials disclosed to Recipient, whether in written, oral or any other form shall be deemed to be Confidential Information, regardless of whether or not identified as such, for the purpose of conducting academic research and testing with respect to the Materials (“the Purpose”).

NOW THEREFORE, the parties hereby agree as follows:

1.	The Company shall supply certain Materials to Recipient as aforesaid in the Preamble hereto and may disclose Confidential Information to Recipient in relation thereto.

2.	Scientist, on behalf of Recipient, and the Recipient may use the Materials and the Confidential Information solely for the Purpose. Recipient, including the Scientist, shall not use the Materials, the Confidential Information or any substance that is replicated or derived therefrom for any commercial or profit-generating purpose, or in the conduct of research that is subject to consulting, licensing or other similar legal or commercial obligations to another institution, corporation, or business entity.

3.	Recipient shall use the Material only at Recipient’s organization and only in the Scientist’s laboratory under the direction of the Scientist or of others working under his direct supervision. Recipient, including the Scientist, shall not transfer the Material to any other person (including, any other person within Recipient’s organization) without the Company’s prior written consent, and shall prohibit access thereto by unauthorized third parties. Recipient shall store and use the Materials and any written copies of Confidential Information in a safe place and in a safe manner.

4.	Recipient represents and warrants to the Company that: (i) Recipient, and the Scientist, are regularly engaged in conducting laboratory studies and have all the required authorizations, approvals, registrations, licenses, and permits and are entitled to perform such experimental work at the Scientist’s laboratory in Recipient’s organization. Recipient is entitled under all applicable laws, rules and regulations to use the Materials according to this Agreement. Recipient, including the Scientist, has adequate training and facilities to study the Materials according to this Agreement and will directly supervise the use thereof hereunder; (ii) Recipient shall use the Materials in accordance with all applicable laws and regulations and in accordance with all applicable guidelines and ethical principles; (iii) Recipient shall use the Materials under suitable containment conditions and will under no circumstances be administered to humans.

5.	Recipient further represents and warrants to the Company that neither it nor the Scientist is a party to any agreement with a third party: (i) that would impair or have an adverse effect on its ability to comply with the obligations undertaken by Recipient under this Agreement; (ii) that would prevent Recipient from carrying on research and development activities and studies with the Materials or (iii) that would impair or have an adverse effect on the rights of the Company under this Agreement.

6.	The Materials and the Confidential Information will be held strictly confidential and Recipient shall treat and/or protect the Material and the Confidential Information with the same degree of care that it maintains and protects the confidential information of Recipient, but in any event, no less than a reasonable degree of care. Recipient shall not disclose the Materials and the Confidential Information to any third party, unless such disclosure is required by law or court order, in which case, the Company will be promptly informed thereof by Recipient so that the Company may seek a protective order or other remedy. In any event, Recipient shall disclose only that portion of the Confidential Information that is legally required to be disclosed. Notwithstanding the aforegoing, the Confidential Information shall not include any information in respect of which it can be shown by written evidence that: (i) at the time of first disclosure, the information was already in the possession of Recipient or the Scientist; or (ii) the information is in the public domain at the time of disclosure or becomes part of the public domain thereafter without breach of this Agreement; (iii) the information has been received on a non-confidential basis from a third party that is not bound by a confidentiality obligation; or (iv) information that is independently generated by Recipient without reference to Confidential Information. The Recipient undertake to limit access to Confidential Information solely to its employees on a strict need-to-know policy and the Recipient shall obligate such employees, including the Scientist, to observe the confidentiality obligations imposed hereunder.

7.	The Materials and the Confidential Information are and shall remain the exclusive property of the Company and, upon termination of this Agreement or otherwise at the Company’s request, Recipient shall, in accordance with the Company’s instructions, either return to the Company or dispose of in accordance with the applicable laws and regulations, all Materials and written Confidential Information, and any copies thereof.

8.	The Company shall own all right, title and interest in and to: (i) any ideas, inventions, techniques, compositions, compounds, substances, formulations, improvements, applications, information, findings and other results of whatsoever nature regarding the Materials that are generated, discovered, reduced to practice as a result of Recipient’s and/or the Scientist’s use of the Materials (collectively, “Inventions”); and (ii) all patents and/or other intellectual property covering the Inventions; provided, that Recipient shall have a non-exclusive, royalty-free license to use such Inventions solely for internal research and educational purposes. All Inventions shall be promptly disclosed to the Company and upon the Company’s request, Recipient, including the Scientist, shall execute and deliver to the Company any document or instrument (including, deeds of assignment) and shall take all further acts reasonably required to transfer and/or assign all right, title and interest in and to the Inventions to the Company and/or to perfect the Company’s title therein. Without derogating from the aforegoing, in the event that any Invention is generated, discovered or reduced to practice by the Scientist and/or any other scientist or employee of Recipient as aforesaid, the Company agrees to name the Scientist and/or such other scientist or employee as inventors of such Invention in any patent application filed in respect thereof. For the purposes of this Agreement, the Inventions shall be deemed to be “Confidential Information”, unless and until published or otherwise disclosed subject to and in accordance with the provision of section 11 below.

9.	Except as otherwise expressly provided in this Agreement (for the Purpose), nothing contained in this Agreement shall be construed as granting Recipient or the Scientist any ownership, license or other rights, express or implied, in or to any of the Materials, or Confidential Information (including, for the removal of doubt, the Inventions) or in or to any patents, trademarks or other intellectual property rights relating to the Materials and/or the Inventions.

10.	Recipient acting through the Scientist shall keep the Company informed with regard to the use of the Materials hereunder and shall provide the Company, at regular intervals and promptly upon completion or termination of this Agreement, with a written copy of all data generated therefrom. The data may be used by the Company without restriction. Recipient grants to the Company full access to any primary data relating to the Materials as well as the right to include the data in any patent applications and regulatory filings.

11.	In the event Recipient and/or the Scientist wishes to publish information relating to any Inventions or other results generated, discovered or reduced to practice as aforesaid, in scientific journals, manuscripts or at scientific meetings (each, a “Publication”), the release or publication of any such Publication shall be subject to the prior written review by the Company and to compliance with the provisions of this section 11 below. Each Publication will adequately acknowledge and appropriately reflect the contribution of the researchers and/or employees of each of the Company and Recipient and/or the source of the information included therein, in accordance with customary scientific practice. Recipient and/or the Scientist, (as the case may be) shall provide the Company with a copy of the contemplated Publication at least 45 (forty five) days prior to submission thereof for publication or presentation at scientific meetings. The Company shall have the right, at its sole discretion, to either (i) provide comments to the proposed Publication which comments shall be discussed by Recipient and/or the Scientist (as the case may be) and the Company, in good faith and in a timely manner and be incorporated into the said publication accordingly and/or request that any Confidential Information be deleted prior to publication in which case such Confidential Information shall be deleted by Recipient as aforesaid; or (ii) to delay publication for a period not to exceed 90 (ninety) days as a result of information in the proposed Publication for which patent protection should be sought (prior to publication).

12.	The Materials are provided to Recipient without any warranties, whether express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose. Without derogating from the aforegoing, the Company makes no representation or warranty, express or implied, that use of the Materials will not infringe any patent or other proprietary rights of a third party.

13.	The conduct of any testing or research by Recipient (or the Scientist or any other scientists or employees of Recipient) with respect to the Materials shall be its sole risk and responsibility and the Company will not be liable for any consequences thereof. The Materials are to be used and handled with caution and prudence in any experimental work, since not all characteristics of the Materials are necessarily known. The Company and the directors, officers, employees, agents and consultants of the Company (hereinafter, collectively, “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) that directly or indirectly arise out of or result from the use, application, storage or disposal of the Materials and/or Confidential Information by Recipient, the Scientist or any other scientists or employees of Recipient (hereinafter, collectively, “Liabilities”), except to the extent that such Liabilities are finally proven to have resulted directly from the Company’s gross negligence or willful misconduct. In the event that any of the Indemnitees should suffer any Liabilities as aforesaid or shall be requested to pay any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid, then to the extent permitted by law Recipient shall indemnify and hold harmless such Indemnitees from and against such Liabilities, except to the extent that such Liabilities are finally proven to have resulted directly from the Company’s gross negligence or willful misconduct, as aforesaid.

14.	Since a breach by Recipient and/or the Scientist of any of the undertakings contained herein may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, the Company shall be entitled, upon appropriate proof, to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

15.

15.1.	Without derogating from the parties’ rights hereunder or by law to any other or additional relief, it is agreed that the Company may terminate this Agreement at any time by serving a written notice to such effect on Recipient and the Scientist.

15.2.	The termination of this Agreement for any reason shall not relieve a party of any of its respective obligations which shall have accrued prior to such termination.

15.3.	The provisions of sections 6-9 (inclusive), 11-15 (inclusive) and sections 22 and 23 shall survive any termination of this Agreement.

16.	The Preamble and Schedules hereto form an integral part of this Agreement. In this Agreement “including”, “includes” means including, without limiting the generality of any description preceding such terms.

17.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the parties hereto.

18.	In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

19.	Neither party shall be entitled to assign this Agreement or any or all of its rights, or obligations under this Agreement or arising therefrom, without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall be entitled to assign this Agreement to a third party that acquires all of Company’s business, to which this Agreement relates.

20.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

21.	The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

22.	This Agreement shall be governed in all respects by the laws of the State of New York.

23.	Any notice or other communication required to be given by the parties under this Agreement shall be in writing and shall be deemed to have been given 1 (one) business day after delivery (including by way of personal delivery and/or delivery by courier); or if sent by facsimile, the next business day after receipt of confirmation of transmission to the respective addresses set forth below, or such other address or addresses as is subsequently specified in writing pursuant to this section 23):

If to the Company:

Novotyr Therapeutics Ltd.

P.O.B. 408

Kiryat Shmona 11013

Israel

Attention: CEO

Facsimile:+972-4-681-8806

With a copy to:

Adv. Yael Baratz

Baratz, Horn & Co.

1 Azrieli Center, Round Tower

18th floor, Tel-Aviv 67021, Israel

Facsimile: +972-3-6960986

If to Recipient and the Scientist:

University of Michigan

Division of Research Development and Administration

3003 South State Street, Room 1072

Ann Arbor, MI 48109-1274

Michigan, USA

Attention: Elaine Brock

Facsimile: 734-763-4053

With a copy to:

Dr. Luke Peterson

Department of Internal Medicine-Hematology/Oncology

1200 Domino Farms, Lobby J

Ann Arbor, MI 48109-5750

24.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

25.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set out below.

Novotyr Therapeutics Ltd.		The Regents of the University of Michigan

Signature:	/s/ Hadas Reuveni	Signature:	/s/ Elaine L. Brock
Name:	Hadas Reuveni	Name:	Elaine L. Brock
Title:	CEO	Title:	Sr. Assoc. Director Div of Research Dev. & Admin.
Signature:	/s/ Noam Lavtman	Date:	Oct. 16, 2009
Name:	Noam Lavtman
Title:	Director
Date:	Oct. 29, 2009

Declaration by Scientist

I, the undersigned, Dr. Luke Peterson, hereby confirm that I have read the above Agreement and in my capacity as employee of the Recipient’s organization, I agree to abide by the terms of the above Agreement and shall refrain from any act or omission that may constitute a breach of the Agreement.

Dr. Luke Peterson

Signature:	/s/ Dr. Luke Peterson
Date:	Oct. 12, 2009

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (this “Agreement”), effective as of January 1st, 2010, is made and entered into by and between Novotyr Therapeutics Ltd., a company duly incorporated under the laws of Israel, of P.O.B. 408, Kiryat Shmona 11013, Israel (“the Company”), Hadassah Medical Organization, a non-profit organization (“Recipient”), and Dr. Michal Lotem, a researcher at the Recipient (“the Scientist”).

WHEREAS, the Company, the Recipient and the Scientist wish the Recipient and the Scientist to receive samples of the Company’s proprietary materials described in Appendix A hereto (such Company materials and any derivatives and modifications thereof, hereinafter, collectively, “the Materials”) and confidential information relating to the Materials of the Company, its business or technology (the “Confidential Information”) for the purpose of conducting certain academic research and testing with respect thereto as more fully described in the research plan attached hereto as Appendix B (“the Research Plan” and “the Purpose”, respectively).

NOW THEREFORE, the parties hereby agree as follows:

1.	The Company shall supply the Materials to the Recipient and the Scientist as aforesaid in the Preamble hereto and may disclose Confidential Information to Recipient and/or the Scientist in relation thereto. The Company shall pay the Recipient a sum of NIS 50,000 (fifty thousand New Israel Sheqels), including overhead and all taxes (if any), for the performance of the Research Plan, against submission by the Recipient to the Company of an invoice (“cheshbon”) from the Recipient.

2.	Each of the Recipient and the Scientist may use the Materials and the Confidential Information solely for the Purpose. Neither Recipient nor the Scientist shall use the Materials, the Confidential Information or any substance that is replicated or derived therefrom for any commercial or profit-generating purpose, or in the conduct of research that is subject to consulting, licensing or other similar legal or commercial obligations to another institution, corporation, or business entity.

3.	Recipient shall use the Material only at Recipient’s organization and only in the Scientist’s laboratory under the direction of the Scientist or of others working under his direct supervision. Neither Recipient nor the Scientist shall transfer the Material to any other person (including, any other person within Recipient’s organization) without the Company’s prior written consent, and shall prohibit access thereto by unauthorized third parties. Recipient and the Scientist shall store and use the Materials and any written copies of Confidential Information in a safe place and in a safe manner.

4.	Each of Recipient and the Scientist represents and warrants to the Company that: (i) Recipient and the Scientist are regularly engaged in conducting laboratory studies and have all the required authorizations, approvals, registrations, licenses, and permits and are entitled to perform such experimental work at the Scientist’s laboratory in Recipient’s organization. Recipient and the Scientist are entitled under all applicable laws, rules and regulations to use the Materials according to this Agreement. Recipient and the Scientist have adequate training and facilities to study the Materials according to this Agreement and will directly supervise the use thereof hereunder; (ii) Recipient and the Scientist shall use the Materials in accordance with all applicable laws and regulations and in accordance with all applicable guidelines and ethical principles; (iii) Recipient and the Scientist shall use the Materials under suitable containment conditions and will under no circumstances be administered to humans.

5.	Each of Recipient and the Scientist further represent and warrant to the Company that they are not a party to any agreement with a third party: (i) that would be in conflict with the obligations undertaken by Recipient and the Scientist under this Agreement; (ii) that would prevent Recipient and the Scientist from carrying on research and development activities and studies with the Materials; or (iii) that would be in conflict with the rights of the Company under this Agreement.

6.	The Materials and the Confidential Information will be held strictly confidential and each of Recipient and the Scientist shall treat and/or protect the Material and the Confidential Information with the same degree of care that they maintain and protect the confidential information of Recipient, but in any event, no less than a reasonable degree of care. Neither Recipient nor the Scientist shall disclose the Materials and the Confidential Information to any third party, unless such disclosure is required by law or court order, in which case, the Company will be promptly informed thereof by Recipient or the Scientist (as the case may be) so that the Company may seek a protective order or other remedy. In any event, Recipient and the Scientist shall disclose only that portion of the Confidential Information that is legally required to be disclosed. Notwithstanding the aforegoing, the Confidential Information shall not include any information in respect of which it can be shown by written evidence that: (i) at the time of first disclosure, the information was already in the possession of Recipient or the Scientist; or (ii) the information is in the public domain at the time of disclosure or becomes part of the public domain thereafter without Recipient or the Scientist or other scientists or employees of Recipient being responsible therefor; or (iii) the information has been received on a non-confidential basis from a third party that is not bound by a confidentiality obligation.

7.	The Materials and the Confidential Information are and shall remain the exclusive property of the Company and, upon termination of this Agreement or otherwise at the Company’s request, Recipient and the Scientist shall, in accordance with the Company’s instructions, either return to the Company or dispose of in accordance with the applicable laws and regulations, all Materials and written Confidential Information, and any copies and derivatives thereof.

8.	The Company shall own all right, title and interest in and to: (i) any ideas, inventions, techniques, compositions, compounds, substances, formulations, improvements, applications, information, findings and other results of whatsoever nature directly relating to the Materials that are generated, discovered, reduced to practice and/or arise from Recipient’s and/or the Scientist’s use of the Materials in the performance of the Research Plan (collectively, “Inventions”); and (ii) all patents, copyrights, know-how trademarks and other intellectual property in and/or covering the Inventions. All Inventions shall be promptly disclosed to the Company and upon the Company’s request, Recipient and the Scientist shall execute and deliver to the Company any document or instrument (including, deeds of assignment) and shall take all further acts reasonably required to transfer and/or assign all right, title and interest in and to the Inventions and related intellectual property to the Company and/or to perfect the Company’s title therein. Without derogating from the aforegoing, in the event that any Invention is generated, discovered or reduced to practice by the Scientist and/or any other scientist or employee of Recipient as aforesaid, the Company agrees to name the Scientist and/or such other scientist or employee as inventors of such Invention in any patent application filed in respect thereof. For the purposes of this Agreement, the Inventions shall be deemed to be “Confidential Information”.

9.	Except as otherwise expressly provided in this Agreement (for the Purpose), nothing contained in this Agreement shall be construed as granting Recipient or the Scientist any ownership, license or other rights, express or implied, in or to any of the Materials, or Confidential Information (including, for the removal of doubt, the Inventions) or in or to any patents, trademarks or other intellectual property rights relating to the Materials and/or the Inventions.

10.	Recipient and the Scientist shall keep the Company informed with regard to the use of the Materials hereunder and shall provide the Company, at regular intervals and promptly upon completion or termination of this Agreement, with a written copy of all data generated therefrom. The data may be used by the Company without restriction. Recipient and the Scientist grant to the Company full access to any primary data relating to the Materials as well as the right to include the data in any patent applications and regulatory filings.

11.	In the event Recipient and/or the Scientist wishes to publish information relating to any Inventions generated, discovered or reduced to practice as aforesaid, in scientific journals, manuscripts or at scientific meetings (each, a “Publication”), the release or publication of any such Publication shall be subject to the prior written consent of the Company. Each Publication will adequately acknowledge and appropriately reflect the contribution of the researchers and/or employees of each of the Company and Recipient and/or the source of the information included therein, in accordance with customary scientific practice. Recipient or the Scientist (as the case may be) shall provide the Company with a copy of the contemplated Publication at least 60 (sixty) days prior to submission thereof for publication or presentation at scientific meetings. The Company shall have the right to: (i) provide comments to the proposed Publication which comments shall be discussed by the Recipient and/or the Scientist (as the case may be) and the Company in good faith and in a timely manner and be incorporated into the Publication accordingly; or (ii) to object thereto because it contains Confidential Information or other information of the Company for which patent protection should be sought (prior to publication), or should be held confidential. Upon the Company’s written request such Confidential Information or other information as aforesaid shall be deleted from such publication.

12.	The Materials are provided to Recipient and the Scientist without any warranties, whether express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose. Without derogating from the aforegoing, the Company makes no representation or warranty, express or implied, that use of the Materials will not infringe any patent or other proprietary rights of a third party.

13.	The conduct of any testing or research by Recipient (or the Scientist or any other scientists or employees of Recipient) with respect to the Materials shall be its sole risk and responsibility and the Company will not be liable for any consequences thereof. The Materials are to be used and handled with caution and prudence in any experimental work, since not all characteristics of the Materials are necessarily known. The Company and the directors, officers, employees, agents and consultants of the Company (hereinafter, collectively, “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) that directly or indirectly arise out of or result from the use, application, storage or disposal of the Materials and/or Confidential Information by Recipient, the Scientist or any other scientists or employees of Recipient (hereinafter, collectively, “Liabilities”), except to the extent that such Liabilities are finally proven to have resulted directly from the Company’s gross negligence or willful misconduct. In the event that any of the Indemnitees should suffer any Liabilities as aforesaid or shall be requested to pay any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid, then Recipient shall indemnify and hold harmless such Indemnitees from and against such Liabilities, except to the extent that such Liabilities are finally proven to have resulted directly from the Company’s gross negligence or willful misconduct, as aforesaid.

14.	Since a breach by Recipient and/or the Scientist of any of the undertakings contained herein may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, the Company shall be entitled, upon appropriate proof, to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

15.

15.1.	Without derogating from the parties’ rights hereunder or by law to any other or additional relief, it is agreed that the Company may terminate this Agreement at any time by serving a written notice to such effect on Recipient and the Scientist.

15.2.	The termination of this Agreement for any reason shall not relieve a party of any of its respective obligations which shall have accrued prior to such termination.

15.3.	The provisions of sections 6-9 (inclusive), 11-15 (inclusive) and sections 22 and 23 shall survive any termination of this Agreement.

16.	The Preamble and Schedules hereto form an integral part of this Agreement. In this Agreement “including”, “includes” means including, without limiting the generality of any description preceding such terms.

17.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the parties hereto.

18.	In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

19.	Neither party shall be entitled to assign this Agreement or any or all of its rights, or obligations under this Agreement or arising therefrom, without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall be entitled to assign this Agreement to a third party that acquires all of the business to which the Purpose relates.

20.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

21.	The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

22.	This Agreement shall be governed in all respects by the laws of Israel, without giving effect to its principles of conflicts of law that direct that the laws of another jurisdiction apply and the Parties hereto hereby submit to the exclusive jurisdiction of the competent courts in Tel-Aviv- Jaffa, Israel.

23.	Any notice or other communication required to be given by the parties under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when actually delivered; or (b) if sent by facsimile, the next business day after receipt of confirmation or transmission, or (c) 7 (seven) days after being mailed by registered or certified mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted to the respective addresses set forth below, or such other address or addresses as is subsequently specified in writing pursuant to this clause 23):

If to the Company:

Novotyr Therapeutics Ltd.

P.O.B. 408

Kiryat Shmona 11013

Israel

Attention: CEO

Facsimile: +972-4-681-8806

With a copy to:

Adv. Yael Baratz

Baratz & Co.

1 Azrieli Center, Round Tower

18th floor, Tel-Aviv 67021, Israel

Facsimile: +972-3-6960986

If to Recipient and the Scientist:

Hadassah Medical Organization

POBox 12000

Jerusalem, Israel 91120

Attention: Dr. Arik Tzukert

Facsimile: 972-2-643-4701

24.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

25.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

26.	The parties hereto acknowledge that the Scientist is a member of the Board of Directors of the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set out below.

Novotyr Therapeutics Ltd.		Hadassah Medical Organization

Signature:	/s/ Hadas Reuveni	Signature:	/s/ Dr. Arik Tzukert
Name:	Hadas Reuveni	Name:	Dr. Arik Tzukert
Title:	CEO	Title:	Director, R&D Divison
Date:	24.2.2010	Date:	24.2.2010

Dr. Michal Lotem

Signature:	/s/ Dr. Michal Lotem
Date:	Feb. 28 , 2010

Annex B

THE RESEARCH MATERIALS

NT157, NT219, NT700 and NT701were provided to MD Anderson and Yissum.

UBC received NT157 but will also receive NT219.

UM received NT157, NT219, NT205 and as a control molecule NT155.

HMO received NT157.

BIRAD will receive NT219, NT157, NT701, NT700 and may receive other molecules in the future.

Annex C

BIRAD MTA

MATERIAL TRANSFER AGREEMENT

THIS MATERIAL TRANSFER AGREEMENT (this “Agreement”), effective as of February 12, 2014, (the: “Effective Date”) is made and entered into by and between TyrNovo Ltd., a company duly incorporated under the laws of Israel, of 8 Abba Eban Ave., Herzliya Pituach, 4672526 Israel, (“the Company”), Bar Ilan Research and Development Company Ltd. (“BIRAD”), a company formed under the law of Israel and the technology commercialization subsidiary of Bar Ilan University (“Recipient Institution”), and Prof. Izhak Haviv, a researcher at the Recipient Institution (“the Scientist”) (the Recipient Institution and the Scientist, together, “Recipient”) ; and

WHEREAS, Company and Yissum Research Development Company of the Hebrew University of Jerusalem Ltd. (“Yissum”) signed a License Agreement on 15 August 2013, with respect to, among others, the materials described in Appendix A to this Agreement to be provided to Recipient under this Agreement (the “Yissum Materials” and the “License Agreement”, respectively);and WHEREAS, the Company and Hadassah Medical Organization (“Hadassah”) have signed on 24 day of November, 2013 an MTA, attached to this Agreement as Appendix B (the: “Hadassah MTA”), under which the Company received from Hadassah, subject to the Hadassah MTA terms and conditions, the materials described in Appendix C to this Agreement to be provided to Recipient under this Agreement (the: “Hadassah Materials”); and

WHEREAS, the Company is the proprietary owner of certain materials described in Appendix D to this Agreement and possesses all rights, title and interest vested therein (the: “Company’s Materials” and together with the Hadassah Materials and the Yissum Materials- the: “Materials”); and

WHEREAS, the Company and BIRAD wish Recipient to receive one or more samples of the Materials and certain Confidential Information relating to the Materials of the Company for the sole purpose of enabling BIRAD to cause the performance by Recipient of certain services with respect thereto in accordance with the Services Agreement between Company and BIRAD dated February 12, 2014 (“Services Agreement”) and workplan attached hereto as Appendix E (“the Purpose”).

NOW THEREFORE, the parties hereby agree as follows:

1.	The Company shall supply certain Materials to Recipient as aforesaid in the Preamble hereto and may disclose Confidential Information to Recipient in relation thereto. “Confidential Information” means information relating to the Company Materials disclosed by or on behalf of the Company to the Scientist and/or to BIRAD that is either marked as confidential or (if disclosed orally) is reduced to a written summary marked as confidential and delivered to the Scientist within 30 days of disclosure, except to the extent such information: (i) was known to Recipient or any of its personnel at the time it was disclosed, as evidenced by written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Recipient or any of its personnel by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by personnel of Recipient without the use of or reference to Confidential Information, as demonstrated by documentary evidence.

2.	Recipient may use the Materials and the Confidential Information solely for the Purpose. Recipient shall not use the Materials, the Confidential Information or any substance that is replicated or derived therefrom for any commercial or profit-generating purpose, or in the conduct of research that is subject to consulting, licensing or other similar legal or commercial obligations to another institution, corporation, or business entity. Transfer of the Materials to Recipient under this Agreement shall not restrict Company from transferring the Materials to any other organizations or from using the Materials in any other manner. Recipient shall not transfer the Materials to any other third party without Company’s prior written consent.

3.	Recipient shall use the Materials only at Recipient Institution and only in the Scientist’s laboratory under the direction of the Scientist or of others working under his direct supervision. Neither Recipient Institution nor the Scientist shall transfer the Materials to any other person (including, any other person within Recipient Institution without the Company’s prior written consent), other than to members of the Scientist Research Team (as defined below) . and shall prohibit access thereto by unauthorized third parties. Recipient shall store and use the Materials and any written copies of Confidential Information in a safe place and in a safe manner.

4.	BIRAD and the Scientist represent and warrant to the Company that: (i) Recipient Institution and the Scientist are regularly engaged in conducting laboratory studies and have all the required authorizations, approvals, registrations, licenses, and permits required for the Purpose and are entitled to perform such experimental work at the Scientist’s laboratory at Recipient Institution. Recipient is entitled under all applicable laws, rules and regulations to use the Materials according to this Agreement; Recipient has adequate training and facilities to study the Materials according to this Agreement and Scientist will directly supervise the use thereof hereunder; (ii) Recipient shall use the Materials in accordance with all applicable laws and regulations and in accordance with all applicable guidelines and ethical principles; (iii) Recipient shall use the Materials under suitable containment conditions and will under no circumstances be administered to humans.

5.	BIRAD and the Scientist further represent and warrant to the Company that neither Recipient Institution nor the Scientist is a party to any agreement with a third party: (i) that would be in conflict with the obligations undertaken by BIRAD and/or Recipient under this Agreement; (ii) that would prevent BIRAD and Recipient from performing the contemplated services with the Materials; or (iii) that would be in conflict with the rights of the Company under this Agreement.

6.	Company represents and warrants to BIRAD that it has Hadassah’s permission to provide Hadassah Materials to Recipient and to the best of its knowledge and subject to the confirmation by Yissum with respect to the Yissum Materials set forth at the end of this Agreement, Company has all necessary rights and permissions needed to provide Company Materials and Yissum Materials to Recipient all for the purposes of performing the work contemplated under this Agreement.

7.	The Confidential Information will be held strictly confidential and each of Recipient Institution and the Scientist shall treat and/or protect the Confidential Information with the same degree of care that they maintain and protect the confidential information of Recipient, but in any event, no less than a reasonable degree of care. Recipient Institution and Scientist may disclose Confidential Information only to members of the Scientist’s research team who have a “need to know” such information and only to the extent necessary in order to perform the Services (“Scientist’s Research Team”). Scientist undertakes to ensure that each member of the Scientist’s Research Team shall be bound by written agreements including confidentiality obligations at least as restrictive as those provided in this Agreement. Recipient shall remain responsible, vis-à-vis the Company, for any actions of Scientist’s Research Team that if taken by Recipient, would constitute a breach of its confidentiality obligations under this Agreement. Neither Recipient Institution nor the Scientist shall disclose the Confidential Information to any third party, unless such disclosure is required by law or court order, in which case, the Company will be promptly informed thereof by BIRAD or the Scientist (as the case may be) so that the Company may seek a protective order or other remedy. In any event, Recipient shall disclose only that portion of the Confidential Information that is legally required to be disclosed.

8.	The Materials and the Confidential Information are and shall remain the exclusive property of the Company (and/or of Hadassah, if applicable, according to the Hadassah MTA, and/or of Yissum, if applicable, as provided below) and, upon termination of this Agreement or otherwise at the Company’s request, BIRAD shall cause Recipient, in accordance with the Company’s instructions, either return to the Company or dispose of in accordance with the applicable laws and regulations, all Materials and written Confidential Information, and any copies and derivatives thereof, except that Recipient may retain one copy of any such Confidential Information in its confidential files solely for purposes of monitoring Recipient’s obligations under this Agreement.

It is hereby clarified that the Yissum Materials and all Confidential Information relating thereto are and shall remain the exclusive property of Yissum. Yissum shall own all right, title and interest in and to: (i) the Yissum Materials and (ii) Inventions (as defined below) made prior to the OCS Approval (as such term is defined in the License Agreement) and (iii) all patents, copyrights, know-how, trademarks and other intellectual property in and/or covering such Inventions, in each case solely to the extent the claims are directed at such Inventions.

Company shall own all right, title and interest in and to (i) Inventions arising following to the OCS Approval and (ii) all patents, copyrights, know-how, trademarks and other intellectual property in and/or covering such Inventions, in each case solely to the extent the claims are directed at such Inventions. In the event that OCS Approval is not obtained for any reason, all right, title and interest in and to the Inventions irrespective of when such Inventions arise, and all patents, copyrights, know-how, trademarks and other intellectual property in and/or covering the Inventions, to the extent the claims are directed at such Inventions, shall be owned exclusively by Yissum.

“Invention” means any inventions, techniques, compositions, compounds, substances, formulations, improvements, applications, information and findings with respect to the Yissum Materials or their use (including progeny and derivatives of the Yissum Material) that are generated, discovered, reduced to practice and/or arise from Recipient Institution’s and/or the Scientist’s and/or the Scientist’s Research Team’s use of the Yissum Materials.

9.	Except as otherwise expressly provided in this Agreement (for the Purpose), nothing contained in this Agreement shall be construed as granting BIRAD, Recipient Institution or the Scientist any ownership, license or other rights, express or implied, in or to any of the Materials, or Confidential Information or in or to any patents, trademarks or other intellectual property rights relating to the Materials.

10.	In the event Recipient Institution and/or the Scientist wishes to publish information relating to any Inventions generated, discovered or reduced to practice as aforesaid, in scientific journals, manuscripts or at scientific meetings (each, a “Publication”), the release or publication of any such Publication shall be subject to the prior written consent of the Company. Each Publication will adequately acknowledge and appropriately reflect the contribution of the researchers and/or employees of each of the Company, Recipient Institution and Hadassah and/or the Hebrew University of Jerusalem, as applicable, and/or the source of the information included therein, in accordance with customary scientific practice. Recipient Institution or the Scientist (as the case may be) shall provide the Company with a copy of the contemplated Publication at least 60 (sixty) days prior to submission thereof for publication or presentation at scientific meetings. The Company shall have the right to: (i) provide comments to the proposed Publication which comments shall be discussed by the Recipient Institution and/or the Scientist (as the case may be) and the Company in good faith and in a timely manner and be incorporated into the Publication accordingly; and/or (ii) to object thereto because it contains Confidential Information or other information of the Company for which patent protection should be sought (prior to publication), or should be held confidential. Upon the Company’s written request such Confidential Information or other information as aforesaid shall be deleted from such publication.

11.	Except for the warranties set forth in Section 6, the Materials are provided to Recipient without any warranties, whether express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose. The Materials are provided “AS IS”. Without derogating from the aforegoing, the Company makes no representation or warranty, express or implied that use of the Materials will not infringe any patent or other proprietary rights of a third party.

12.	The conduct of any testing or research by Recipient Institution or the Scientist or any other scientists or employees of Recipient Institution with respect to the Materials shall be its sole risk and responsibility and the Company will not be liable for any consequences thereof, except for any liability resulting from the breach of the representations and warranties set forth in Section 6. The Materials are to be used and handled with caution and prudence in any experimental work, since not all characteristics of the Materials are necessarily known.

13.	Since a breach by Recipient Institution and/or the Scientist of any of the undertakings contained herein may result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law, the Company shall be entitled, upon appropriate proof, to seek injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages, if appropriate).

14.

14.1.	This Agreement shall enter into effect as of the Effective Date set forth above, and shall continue in full force until completion of the work plan (Appendix E) or until terminated in accordance to this Agreement.

14.2.	Without derogating from the parties’ rights hereunder or by law to any other or additional relief, it is agreed that the Company may terminate this Agreement at any time by serving a written notice to such effect on BIRAD.

14.3.	The termination of this Agreement for any reason shall not relieve a party of any of its respective obligations which shall have accrued prior to such termination.

14.4.	The provisions of sections 7-9 (inclusive), 11-15 (inclusive) and sections 21 and 22 shall survive any termination of this Agreement.

15.	The Preamble and Schedules hereto form an integral part of this Agreement. In this Agreement “including”, “includes” means including, without limiting the generality of any description preceding such terms.

17.	This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the parties hereto.

18.	None of the parties shall be entitled to assign this Agreement or any or all of its rights, or obligations under this Agreement or arising therefrom, without the prior written consent of the other parties. Notwithstanding the foregoing, the Company shall be entitled to assign this Agreement to a third party that acquires all or substantially all of the shares, assets or business of the Company without the need to obtain BIRAD’s or Scientist’s prior written consent.

19.	No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

20.	The provisions of this Agreement are severable and, in the event that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

21.	This Agreement shall be governed in all respects by the laws of Israel, without giving effect to its principles of conflicts of law that direct that the laws of another jurisdiction apply and the Parties hereto hereby submit to the exclusive jurisdiction of the competent courts in Tel-Aviv- Jaffa, Israel.

22.	Any notice or other communication required to be given by the parties under this Agreement shall be in writing and shall be deemed to have been given (a) if personally delivered, when actually delivered; or (b) if sent by facsimile or by electronic mail, the next business day after receipt of confirmation of transmission (provided that any notice terminating this Agreement which is sent by electronic mail shall be followed by a notice sent in any other manner provided herein), or (c) 7 (seven) days after being mailed by registered or certified mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted to the respective addresses set forth below, or such other address or addresses as is subsequently specified in writing pursuant to this section 22):

If to the Company:

TyrNovo Ltd.

8 Abba Eban Ave.

POB 12454 (Goldman-Hirsh Partners)

Herzliya Pituach, 4672526 Israel

Attention: CEO

Facsimile: 097711805

If to BIRAD:

Bar Ilan Research and Development Foundation Ltd.

Bar Ilan University

Ramat Gan

Attention: Frances Shalit. PhD.

Facsimile: 035353088

23.	This Agreement may be executed in any number of counterparts (including counterparts transmitted by facsimile or by electronic mail in PDF format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

24.	Each party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

[Signature page to follow]

[Signature page of Material Transfer Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set out below.

TyrNovo Ltd.		BIRAD
Bar Ilan Research and Development Foundation Ltd.

Signature:	/s/ Hadas Reuveni	Signature:	/s/ Orli Tori
Name:	Hadas Reuveni	Name:	Orli Tori
Title:	CEO	Title:	CEO
Date:	Feb 6, 2014	Date:	Feb. 12, 2014

Prof. Izhak Haviv

Signature:	/s/ Prof. Izhak Haviv
Date:	Feb. 6, 2014

Declaration

We, the undersigned, Yissum Research Development Company of the Hebrew University of Jerusalem Ltd., confirm that we have reviewed the above Agreement and consent to the terms and conditions thereof to the extent relating to the Yissum Materials and related Confidential Information, and hereby authorize the transfer of the Yissum Materials and related Confidential Information by the Company to the Recipient and the disclosure and use thereof as expressly provided in the above Agreement, all subject to and in accordance with the terms and conditions of the above Agreement and this Declaration. Neither Yissum nor the Hebrew University of Jerusalem Ltd. (“HUJ”) gives any representations or warranties of any nature whatsoever with respect to the Yissum Materials and any related Confidential Information provided to BIRAD and none of Yissum, HUJ, nor any of their affiliates, employees, researchers or agents shall be liable for any claims, losses, damages or expenses arising out of or in connection with the use, application, storage or disposal of any of the Yissum Materials and/or related Confidential Information.

Yissum Research Development Company of the Hebrew University of Jerusalem Ltd.

Signature:	/s/ Ariela Markel
Name:	Ariela Markel
Title:	VP Licensing, Biotechnology
Date:	Feb. 10, 2014

Appendices:

Appendix A – Yissum Materials

Appendix B – Hadassah MTA

Appendix C – Hadassah Materials

Appendix D – Company’s Materials

Appendix E – Research Program

Appendix A – Yissum Materials

NT219

NT157

NT701 (for in vitro assay)

NT700 (for in vitro assay)

Appendix B – Hadassah MTA

Appendix C – Hadassah Materials

Cell lines described in the Hadassah MTAs

Appendix D – Company’s Materials

TN0210-0215, TN0710-0715

Appendix E – Research Program

תוכנית עבודה טירנובו – משימות עיקריות:

1.	סריקת רגישות תאי מלנומה מחולים ורגישות סרטנים נוספים מחולים (גליובלסטומה, סרטני המעי הגס/הערמונית/השחלה/השד) ל-NT219, NT157 (ואופציונלית לנגזרות נוספות – Company’s Materials) והגדרת מגיבים מול לא-מגיבים:
א.	כל הדוגמאות יושתלו בעכברים לקבלת מודל בו הגידולים מתפתחים בקצב סביר ובהדירות נאותה, ותיבדק יכולת NT219 לעכב את קצב צמיחת הגידולים בסריקה של ניסויי פעילות (2 עכברים לקבוצת טיפול או ביקורת). קצב בדיקה צפוי (על פיו נבנה התקציב) – כ-8 חולים לחודש.
ב.	רגישות תאי מלנומה מחולים, שיתקבלו כשורות תאים, תיבדק in-vitro באופן תלוי ריכוז. מהגידולים שיסופקו כביופסיה יופרשו תאים לבדיקה בתרבית. מטרה: סריקה מזורזת לקבלת ערכי IC50 ו-IC90, ובחינת יעילות הקומבינציה של NT219 ו-NT701 עם תרופות מאושרות.
2.	הוכחת פעילות NT219 באינדיקציה הנבחרת (8 עכברים לקבוצה) + IHC בסוף ניסוי

NT219 Dose Response Study

3.	איתור האוכלוסיה העמידה (הגידולים שלא הגיבו כלל או הגיבו חלש מאוד ל-NT219) והשוואת הגידולים המגיבים לגידולים העמידים מבחינה גנומית, להגדרת מרקרים ביולוגיים שעשויים לשמש inclusion/exclusion criteria בניסיון הקליני, או להגדרת קומבינציה מועדפת של NT219 עם תרופה מאושרת.

שירותים מיוחדים:

א.	PamGene – איתור קינאזות שעוברות כיבוי או הדלקה עקב טיפול ב-NT219 במגיבים מול לא מגיבים, לאיתור ביומרקרים (לחיזוי תגובתיות ל-NT219 ומנגנוני עמידות) ולאיתור קומבינצית תרופות מועדפת.
ב.	שימוש בספריות shRNA לאיתור או ואלידציה של חלבונים המשפיעים על התגובה ל-NT219, למטרות שהוזכרו לעיל.
4.	השלמת כיווני מחקר לפירסום מאמרים משותפים.

Annex D

EXISTING HUJI RESULTS

The Existing HUJI Results are summarized in a publication in Aging Cell on November 2013 entitled “A novel inhibitor of the insulin/IGF signaling pathway protects from age-onset, neurodegeneration-linked proteotoxicity” and are described in patent application entitled “IGF-1R Signaling Pathway Inhibitors Useful in the Treatment of Neurogenerative Diseases” (Yissum code: 3946).